Execution Version

Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

BigCommerce Holdings, Inc.

Exchange Agreement

July 31, 2024

Table of Contents

Page

Section 1.	Definitions	1
Section 2.	Rules of Construction	3
Section 3.	The Exchange	4
(a)	Generally	4
(b)	The Closing	4
Section 4.	Representations, Warranties and Covenants of the Company	6
(a)	Due Formation, Valid Existence and Good Standing; Power to Perform Obligations	6
(b)	Delivery Free of Liens	6
(c)	Listing of Common Stock	6
(d)	Securities Act Matters	6
(e)	Enforceability of New Notes	7
(f)	Enforceability of New Notes Indenture	7
(g)	Common Stock Issuable Upon Conversion of New Notes	7
(h)	Trust Indenture Act	7
(i)	Non-Contravention	7
(j)	No Consents	8
(k)	Authorization, Execution and Delivery of This Agreement	8
(l)	Investment Company Act	8
(m)	Bring-Down of Representations and Warranties	8
(n)	Right of First Refusal With Regards to Certain Indebtedness	8
(o)	Participation Right With Regards to Certain Indebtedness	9
(p)	Expense Reimbursement	9
(q)	Future Transactions Relating to Existing Notes	10
(r)	Reporting	10
(s)	Security Documents	10
(t)	Permits	10
(u)	No Labor Disputes	11
(v)	No Pending Actions	11
(w)	Financial Statements	11
(x)	No Material Adverse Effect	11
(y)	No Default	11
(z)	Books and Records	11
Section 5.	Representations, Warranties and Covenants of the Investor and the Exchanging Investors	12
(a)	Due Formation, Valid Existence and Good Standing; Authorization, Execution and Delivery of This Agreement	12
(b)	Power to Perform Obligations and Bind Accounts; Survival of Authority	12
(c)	Ownership of Existing Notes	12
(d)	Rule 144 Matters	12
(e)	Passage of Good Title; No Liens	12
(f)	Non-Contravention	13

- i -

(g)	Jurisdiction of Residence	13
(h)	Compliance with Certain Laws; No Consents	13
(i)	Acknowledgement of Risks; Investment Sophistication	13
(j)	No View to Distribution; No Registration	13
(k)	Information Provided	14
(l)	No Investment, Tax or Other Advice	14
(m)	Investment Decision Matters	14
(n)	Due Diligence	14
(o)	No Regulatory Agency Recommendation or Approval	14
(p)	Qualified Institutional Buyer Status	14
(q)	Mutual Negotiation	15
(r)	Financial Adviser Fee	15
(s)	Additional Documentation	15
(t)	Bring-Down of Representations and Warranties	15
(u)	Settlement Instructions	15
(v)	Wall-Cross Matters	15
(w)	No Reliance on JWCA; Related Matters	15
Section 6.	Conditions to Obligations of the Parties	16
(a)	Conditions to the Company’s Obligations	16
(b)	Conditions to the Investor’s Obligations	16
Section 7.	The Release Time	16
Section 8.	Tax Matters	17
Section 9.	Miscellaneous	18
(a)	Waiver; Amendment	18
(b)	Assignability	18
(c)	Further Instruments and Acts	18
(d)	Waiver of Jury Trial	18
(e)	Governing Law	18
(f)	Section and Other Headings	18
(g)	Counterparts	18
(h)	Notices	19
(i)	Binding Effect	19
(j)	Notification of Changes	19
(k)	Severability	19
(l)	Entire Agreement	19
(m)	Reliance by JWCA; Third Party Beneficiary	19

Exhibits

Exhibit A-1: List of Selling Investors................................................................................ A-1-1

Exhibit A-2: Selling Investor Information......................................................................... A-2-1

Exhibit B: Exchange Procedures........................................................................................ B-1

Exhibit C: Tax Matters....................................................................................................... C-1

Exhibit C-1: Form of U.S. Tax Compliance Certificate..................................................... C-1-1

Exhibit D: Form of New Notes Indenture D-1

- ii -

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of July 31, 2024 (this “Agreement”), between BigCommerce Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned investor (the “Investor”), on its own behalf and on behalf of each of the beneficial owners listed on Exhibit A-1 hereto (each, an “Account”) for whom the Investor holds contractual and investment authority (each Account, including the Investor if it is exchanging Existing Notes in the Exchange (each, as defined below) on its own behalf, an “Exchanging Investor”). If there is only one Account or Exchanging Investor, then each reference thereto in this Agreement will be deemed to refer to such Account or Exchanging Investor, as applicable, in the singular, mutatis mutandis.

WHEREAS, the Company and each Exchanging Investor desire to engage in the Exchange on the terms set forth in this Agreement.

THEREFORE, the Company, the Investor and each Exchanging Investor agree as follows.

Section 1. Definitions.

“Account” has the meaning set forth in the first paragraph of this Agreement.

“Closing” has the meaning set forth in Section 3(b)(i).

“Closing Date” has the meaning set forth in Section 3(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral and Guarantee Requirement” has the meaning set forth in the New Notes Indenture.

“Common Stock” means the series 1 common stock, $0.0001 par value per share, of the Company.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Conversion Shares” has the meaning set forth in Section 4(g).

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s Deposit and Withdrawal at Custodian program.

“DWAC Withdrawal” has the meaning set forth in Section 3(b)(iii)(1).

“Exchange” has the meaning set forth in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means, with respect to the Existing Notes of any Exchanging Investor to be exchanged in the Exchange, (i) New Notes having an aggregate principal amount equal to 93.033% of the principal amount of such Existing Notes, rounded to the nearest $1,000, plus (ii) an amount in cash equal to the accrued and unpaid interest on the Existing Notes from and including April 1, 2024 to, but excluding, the Closing Date.

“Exchange Information” has the meaning set forth in Section 7.

“Existing Indenture” means that certain Indenture, dated as of September 14, 2021, between the Company and the Existing Notes Trustee.

“Existing Notes” means the Company’s 0.25% Convertible Senior Notes due 2026 issued pursuant to the Existing Indenture.

“Existing Notes Trustee” means U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), in its capacity as trustee under the Existing Indenture.

“Guarantor” has the meaning set forth in the New Notes Indenture.

“IRS” means the Internal Revenue Service.

“Interest Payment Date” has the meaning set forth in the New Notes Indenture.

“Investor” has the meaning set forth in the first paragraph of this Agreement.

“JWCA” means J. Wood Capital Advisors LLC.

“Liens” means any mortgages, liens, pledges, charges, security interests, encumbrances, title retention agreements, options, preemptive rights, equity or other adverse claims.

“Material Adverse Effect” means a material adverse change in the business, properties, management, financial position, prospects, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement, the New Notes Indenture and the New Notes.

“New Notes” means the Company’s 7.5% Convertible Senior Notes due 2028.

“New Notes DWAC Deposit” has the meaning set forth in Section 3(b)(iii)(2).

“New Notes Indenture” means an Indenture, to be dated as of the Closing Date, between the Company and the New Notes Trustee, which Indenture is substantially in the form set forth as Exhibit D hereto.

“New Notes Trustee” means U.S. Bank Trust Company, National Association, in its capacity as trustee under the New Indenture.

“Related Fund” means, with respect to the Exchanging Investor, any investment fund, the investment decisions of which are managed by the same investment advisor as the investment advisor for such Exchanging Investor or by an affiliate of such investment advisor.

“Release Time” has the meaning set forth in Section 7.

“Regular Record Date” has the meaning set forth in the New Notes Indenture.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” has the meaning set forth in the New Notes Indenture.

“Specified Holders ” has the meaning set forth in Section 4(n).

“Subordinated Indebtedness” has the meaning set forth in the New Notes Indenture.

“Subsidiary” has the meaning set forth in the New Notes Indenture.

“Transaction Documents” has the meaning set forth in Section 4(p).

“Yield to Maturity” means the total annualized return anticipated to be received by a transacting Existing Noteholder (inclusive of all cash, shares, or other assets or value that is received or anticipated to be received by such Existing Noteholder) if its Existing Notes were held through maturity (taking into account accrued (and anticipated to be accrued) and unpaid interest). Yield to Maturity will be calculated by the Company in good faith.

Section 2. Rules of Construction. For purposes of this Agreement:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement, unless the context requires otherwise;

(f) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(g) the exhibits, schedules and other attachments to this Agreement are deemed to form part of this Agreement.

Section 3. The Exchange.

(a) Generally. Subject to the other terms of this Agreement, each of the Investor and each other Exchanging Investor, if any, agrees to exchange, with the Company, the aggregate principal amount of Existing Notes, CUSIP No. 08975P AB4, set forth in Exhibit A-1 hereto that it beneficially owns for Exchange Consideration in kind and amount corresponding to such principal amount of Existing Notes (the “Exchange”).

(b) The Closing.

(i) Closing Date and Location. The closing of the Exchange (the “Closing”) will take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020, at 10:00 a.m., New York City time, on the later of (1) August 7, 2024; (2) such date on which the conditions to Closing set forth in Section 6 are satisfied or waived; and (3) such other time and place as the Company and the Investor may agree (such later date, the “Closing Date”).

(ii) Conveyance of Title; Release of Claims. Subject to the other terms and conditions of this Agreement, the Investor hereby, for itself and on behalf of each Exchanging Investor, sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in such portion of the Existing Notes as indicated on Exhibit A-1 hereto, waives any and all other rights with respect to such Existing Notes and the Existing Indenture and releases and discharges the Company from any and all claims, whether now known or unknown, the Investor and any other Exchanging Investor may now have, or may have in the future, arising out of, or related to, such Existing Notes, including any claims arising from any existing or past defaults under the Existing Indenture, or any claims that the Investor or any Exchanging Investor is entitled to receive additional, special or default interest with respect to the Existing Notes.

(iii) Delivery of Existing Notes and Exchange Consideration.

(1) DWAC Withdrawal. Subject to satisfaction of the applicable conditions precedent specified in this Agreement, at or prior to 9:30 a.m., New York City time, on the Closing Date, the Investor agrees to direct the eligible DTC participant through which each Exchanging Investor holds a beneficial interest in the Existing Notes to submit a DWAC withdrawal instruction (the “DWAC Withdrawal”) to the Existing Notes Trustee for the aggregate principal amount of the Existing Notes to be exchanged by such Exchanging Investor pursuant to this Agreement.

(2) New Notes DWAC Deposit. DTC will act as securities depositary for the New Notes. Subject to satisfaction of the applicable conditions precedent specified in this Agreement, at or prior to 9:30 a.m. New York City time on the Closing Date, the Investor agrees to direct an eligible DTC participant to submit, separately for each Exchanging Investor, a DWAC deposit instruction (the “New Notes DWAC Deposit”) to the New Notes Trustee, for the aggregate principal amount of New Notes that such Exchanging Investor is entitled to receive pursuant to this Agreement, or comply with such other settlement procedures mutually agreed in writing by the Investor and the Company.

(3) Delivery of Exchange Consideration. The Exchange Consideration will not be delivered until a valid DWAC Withdrawal of the Existing Notes has been received and accepted by the Existing Notes Trustee. If the Closing does not occur, then any Existing Notes submitted for DWAC Withdrawal will be returned to the DTC participant that submitted the DWAC Withdrawal instruction in accordance with the procedures of DTC. On the Closing Date, subject to satisfaction of the conditions precedent specified in this Agreement, and the prior receipt of a valid DWAC Withdrawal conforming with the aggregate principal amount of the Existing Notes to be exchanged by each Exchanging Investor a valid New Notes DWAC Deposit conforming with the aggregate principal amount of the New Notes to be issued to such Exchanging Investor in the Exchange, the Company will execute such New Notes, and direct the New Notes Trustee to authenticate and, by acceptance of the New Notes DWAC Deposit, deliver, such New Notes (or comply with such other settlement procedures mutually agreed in writing by the Company and the New Notes Trustee), in each case to the DTC account specified on Exhibit A-2 to this Agreement.

(4) Acknowledgment of DWAC Posting Expiration; Delivery Instructions. Each of the Investor and each other Exchanging Investor, if any, acknowledges that each of the DWAC Withdrawal and the New Notes DWAC Deposit must be posted on the Closing Date and that if it is posted before the Closing Date, then it will expire unaccepted and must be resubmitted on the Closing Date. For the convenience of each Exchanging Investor, attached hereto as Exhibit B is a summary of the delivery instructions that must be followed to settle the Exchange through DTC.

(5) Delay of Closing. If (A) the Existing Notes Trustee is unable to locate the DWAC Withdrawal or (B) the New Notes Trustee is unable to locate the New Notes DWAC Deposit or (C) such DWAC Withdrawal does not conform to the Existing Notes to be exchanged in the Exchange or such New Notes DWAC Deposit does not conform to the New Notes to be issued in the Exchange, then the Company will promptly notify the Investor. If, because of the occurrence of an event described in clause (A), (B) or (C) of the preceding sentence, the New Notes are not delivered on the Closing Date, then such New Notes will be delivered on the first business day following the Closing Date (or as soon as reasonably practicable thereafter) on which all applicable conditions set forth in clauses (A), (B) or (C) of the first sentence of this paragraph have been cured. To the extent the

DWAC Withdrawal is delayed as a result of procedures and mechanics of DTC, the Investor’s brokers, custodians or other nominees or other events beyond the Investor’s control, such delay will not be a breach of this Agreement so long as the Investor is using commercially reasonable efforts to effect the DWAC Withdrawal.

(iv) Questions as to Form. All questions as to the form of all documents and the validity and acceptance of the Existing Notes will be determined by the Company, in its reasonable discretion, which determination will be final and binding.

Section 4. Representations, Warranties and Covenants of the Company. The Company represents and warrants to the Exchanging Investors and covenants that:

(a) Due Formation, Valid Existence and Good Standing; Power to Perform Obligations. The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is currently being conducted and to own its assets. The Company has full power and authority to consummate the Exchange and to execute, deliver and perform its obligations under this Agreement, the New Notes Indenture and the New Notes. Each subsidiary of the Company has been duly incorporated or formed and is an existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or formation, with corporate, limited liability company, partnership or similar power and authority to own its properties and conduct its business and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing (in each case, to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect.

(b) Delivery Free of Liens. Upon the Company’s delivery of the New Notes to any Exchanging Investor pursuant to the Exchange, such New Notes will be free and clear of all Liens created by the Company other than those created under the Existing Indenture.

(c) Listing of Common Stock. At or before the Closing, the Company will have submitted to the Nasdaq Stock Market an Application for Listing of Additional Shares with respect to the Conversion Shares. The Company will use its commercially reasonable efforts to maintain the listing of the Conversion Shares on the Nasdaq Global Market for so long as the Common Stock is then so listed.

(d) Securities Act Matters. Assuming the accuracy of the representations and warranties of the Investor, made on behalf of itself and the Exchanging Investors, (i) the issuance of the New Notes in exchange for the Existing Notes pursuant to this Agreement is exempt from the registration requirements of the Securities Act; (ii) when issued pursuant to this Agreement, the New Notes will be freely transferable without restrictions as to volume and manner of sale pursuant to Rule 144 under the Securities Act; and (iii) based on applicable laws and regulations as of the Closing Date, if and when issued in accordance with the New Notes Indenture, the Conversion Shares will be freely transferable without restrictions as to volume and manner of sale pursuant to Rule 144 under the Securities Act by any Investor that is not, at such time or at any time during the immediately preceding three months, an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company. When issued pursuant to this Agreement, the New Notes will be issued with an “unrestricted” CUSIP number and will not be subject to any restriction on transfer imposed by the Company or under the Securities Act by persons who are not, and who have not been at any time during the preceding three months, an “affiliate” of the Company within the meaning of Rule 144 under the Securities Act.

(e) Enforceability of New Notes. Each New Note to be issued pursuant to this Agreement has been duly authorized by the Company and, when issued, authenticated and delivered in the manner provided for in the New Notes Indenture and this Agreement, will be validly issued, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity, and will be entitled to the benefits of the New Notes Indenture.

(f) Enforceability of New Notes Indenture. The New Indenture has been duly authorized by the Company and, when executed and delivered by the Company, and duly authorized, executed and delivered by the New Notes Trustee, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(g) Common Stock Issuable Upon Conversion of New Notes. Subject to the terms of the New Notes Indenture, the New Notes will be convertible into shares of Common Stock, cash or a combination of shares of Common Stock and cash, at the Company’s election. The Company has duly authorized and reserved a number of shares of Common Stock for issuance upon conversion of the New Notes equal to the initial maximum number of such shares issuable upon conversion (assuming “Physical Settlement” of the New Notes upon conversion and the maximum increase to the “Conversion Rate” in connection with any “Make-Whole Fundamental Change” (each, as defined in the New Notes Indenture) applies) (the “Conversion Shares”), and, when such Conversion Shares are issued upon conversion of the New Notes in accordance with the terms of the New Notes and the New Notes Indenture, such Conversion Shares will be validly issued, fully paid and non-assessable, and the issuance of any such Conversion Shares will not be subject to any preemptive or similar rights.

(h) Trust Indenture Act. Assuming the accuracy of the representations and warranties of the Investor, made on behalf of itself and the Exchanging Investors, it is not necessary to qualify the New Notes Indenture under the Trust Indenture Act of 1939, as amended, in connection with the Exchange.

(i) Non-Contravention. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the New Notes Indenture and the New Notes, and the consummation of the transactions contemplated by this Agreement, the New Notes Indenture and the New Notes, will not (i) contravene any law, rule or regulation binding on the Company or any of its Subsidiaries or any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to the Company or any such Subsidiary; (ii) constitute a breach or violation or result in a default under any loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of the foregoing is bound; or (iii) constitute a breach or violation or result in a default under the organizational documents of the Company or any of its Subsidiaries, except, in the case of clauses (i) and (ii) above, for such contraventions, conflicts, violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(j) No Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or governmental or regulatory authority is required for the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the New Notes Indenture and the New Notes, and the consummation of the transactions contemplated by this Agreement, the New Notes Indenture and the New Notes, except such as have been obtained or made (or will, at the Closing, have been obtained or made) and except for any filings as may be required under the Exchange Act.

(k) Authorization, Execution and Delivery of This Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(l) Investment Company Act. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(m) Bring-Down of Representations and Warranties. Unless the Company notifies the Investor in writing to the contrary at or before the Closing, each representation and warranty of the Company contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

(n) Right of First Refusal With Regards to Certain Indebtedness. For so long as the Exchanging Investor, together with its affiliates and Related Funds (collectively, the “Specified Holders”), beneficially holds at least $25,000,000 aggregate principal amount of New Notes, prior to the incurrence or entry into by the Company or any of its wholly-owned Subsidiaries of any Indebtedness (as each such term is defined in the New Notes Indenture), pursuant to Section 3.07(A) of the New Notes Indenture, the Company shall first offer the opportunity to provide such Senior Secured Revolving Credit Facility to the Exchanging Investor (or such other Specified Holders designated by the Exchanging Investor) by delivery of a written notice setting forth the proposed terms of any such Senior Secured Revolving Credit Facility in reasonable detail. The Company shall identify to the Exchanging Investor in the written notice described in the preceding sentence the proposed lender or lenders of such Senior Secured Revolving Credit Facility (including the proposed “lead” lender) as of the time of such notice (it being understood that no such notice may be delivered until one or more proposed lenders has offered in writing (which may consist of a non-binding letter of intent or term sheet) to provide a commitment with respect to such Senior Secured Revolving Credit Facility); provided, if the identity of such lenders is subject to a confidentiality undertaking and may not be disclosed to the Exchanging Investor, the notice shall include a representation with regard thereto. The Exchanging Investor (or its designee that is a Specified Holder) shall have, for a period of seven (7) Business Days following the day such offer is made by the Company, the right to elect to provide up to the full aggregate committed amount of such Senior Secured Revolving Credit Facility, on the terms, and subject to the conditions, set forth in such offer by delivering written notice of such election to the Company. If, following the expiration of such seven (7) Business Day period, the Exchanging Investor (or its designee that is a Specified Holder) has not elected to provide such facility, the Company or its applicable Material Subsidiaries may, during the period of forty-five (45) Business Days immediately following the expiration of such election period, incur such indebtedness from the lenders thereof (which lenders shall include the “lead” lender identified (or referred to) in the written notice by the Company to the Exchanging Investor described in the first sentence of this paragraph) on economic terms no more favorable to such lenders in any material respect than the terms set forth in such notice. Any such indebtedness not incurred during such forty-five (45) Business-Day period (or any such indebtedness including more favorable economic terms in any material respect) shall thereafter be again subject to the rights of first refusal provided for in this Section 4(n).

(o) Participation Right With Regards to Certain Indebtedness. For so long as the Specified Holders beneficially hold at least $25,000,000 aggregate principal amount of New Notes, prior to the incurrence or entry into by the Company or any of its wholly-owned Subsidiaries of any Indebtedness (as each such term is defined in the New Notes Indenture), pursuant to Section 3.07(B) of the New Notes Indenture, the Company shall offer the opportunity to participate in such Subordinated Indebtedness financing to the Exchanging Investor (or such other Specified Holders designated by the Exchanging Investor) by delivery of a written notice setting forth the proposed terms of any such Subordinated Indebtedness in reasonable detail. The Exchanging Investor (or its designee that is a Specified Holder) shall have, for a period of seven (7) Business Days following the day such offer is made by the Company (the “Offer Period”), the right to elect to provide up to 25% of the aggregate committed amount of such Subordinated Indebtedness financing, on the terms, and subject to the conditions, set forth in such offer by delivering written notice of such election to the Company, it being understood that, to the extent any good faith changes to the terms set forth in the offer as a result of the marketing of the offering are communicated to the Specified Holders on the pricing date of any such offer, such changes will not result in any extension of the Offer Period and the Specified Holders shall be entitled to decline to participate in any such offer on the pricing date thereof.

(p) Expense Reimbursement. The Company agrees to reimburse the Investor for its reasonable and documented legal expenses incurred in connection with (i) the Exchange and the related transaction documentation, including, but not limited to, this Agreement, the New Notes Indenture and the Repurchase Agreement (collectively, the “Transaction Documents”) in an amount up to $250,000 (the “Transaction Reimbursement Cap”), (ii) the entry into any document, including any Security Document or supplemental indenture in connection with the Collateral and Guarantee Requirement, along with all reasonable out-of-pocket costs and expenses incurred by the Investor in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or the New Notes Indenture or any other document referred to therein in an amount up to the sum of (x) $150,000 plus (y) any remaining amounts under the Transaction Reimbursement Cap (after all reimbursements pursuant to clause (i) above, and (iii) any amendments, modifications or waivers of or consents related to the provisions in any Transaction Document or Security Document (together, the “Note Documents”) (whether or not the transactions contemplated hereby or thereby shall be consummated) in an amount to be mutually agreed to by the Company and the Investor, and (iv) the enforcement or protection of Investor’s rights in connection with this Agreement or any other Note Document, to the extent the Investor is not in breach thereof, or in connection with the Notes issued under the New Notes Indenture, including, without limitation, all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(q) Future Transactions Relating to Existing Notes. For the period beginning on the Closing Date and ending on the date that is six months following the Closing Date, the Company agrees that it will not consummate any privately negotiated repurchases or exchanges of Existing Notes if the Yield to Maturity of Existing Notes in such a transaction is greater than 5.23%, calculated at the time definitive documentation related to such transaction is executed.

(r) Reporting. For so long as the Specified Holders beneficially hold at least $25,000,000 aggregate principal amount of New Notes, and to the extent the Company incurs any Subordinated Indebtedness pursuant to Section 3.07(B) of the New Notes Indenture, for so long as any such Indebtedness remains outstanding, each Specified Investor shall be entitled (a), at its option and upon reasonable advance written notice, to (a) quarterly meetings with the Chief Financial Officer of the Company and the chair of the audit committee of the board of directors of the Company, such meetings to be held within the seven (7) days following the public release of earnings in respect of such quarter (or in the case of the fourth quarter of any fiscal year, in respect of such fiscal year), and (b) at its option and upon request, receive the board kit and other materials delivered to the directors in connection with each meeting of the board of directors (or any committee thereof) related to the issuance or sale of debt or equity securities of the Company with an aggregate value in excess of $25 million (subject to customary redactions to remove information not related to any such transaction and preserve attorney-client or other privilege and subject to such confidentiality agreement to be negotiated at such time any such materials are to be provided to the Specified Holders).

(s) Security Documents. For so long as the Specified Holders beneficially hold at least $25,000,000 aggregate principal amount of New Notes, in connection with the Collateral and Guarantee Requirement, (i) the Company shall select a Collateral Agent (as defined in the New Notes Indenture) that is reasonably acceptable to the Specified Holders, provide drafts of the Security Documents to the Specified Holders, and provide the Specified Holders with a reasonable amount of time to review and comment on the Security Documents and (ii) all Security Documents shall be in form and substance reasonably acceptable to the Specified Investors (it being agreed that the Specified Investors shall cooperate in good faith in connection with the Collateral and Guarantee Requirement and shall not unreasonably withhold, condition or delay their review and consent to any Security Documents).

(t) Permits. The Company and each of its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses except where the failure to obtain such certificates, authorizations or permits would not be reasonably expected to, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(u) No Labor Disputes. No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(v) No Pending Actions. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in the Company SEC Filings and proceedings that would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement.

(w) Financial Statements. The latest financial statements of the Company, together with the related notes included in the Company’s SEC filings, present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Except as disclosed in the Company’s SEC filings, such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.

(x) No Material Adverse Effect. Except as disclosed in the Company’s SEC filings, since June 30, 2024, there has been no Material Adverse Effect.

(y) No Default. Except as disclosed in the Company’s SEC filings, neither the Company nor any of its Subsidiaries is (A) in violation of its respective charter or by-laws or similar organizational documents or (B) in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective property is bound, except for such defaults in the case of each of clause (A) and clause (B) that would not individually or in the aggregate have a Material Adverse Effect.

(z) Books and Records. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in Company SEC Filings is accurate. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably expected to materially and adversely affect, the Company’s internal control over financial reporting.

Section 5. Representations, Warranties and Covenants of the Investor and the Exchanging Investors. The Investor, for itself and on behalf of each Exchanging Investor, represents and warrants to the Company and covenants that:

(a) Due Formation, Valid Existence and Good Standing; Authorization, Execution and Delivery of This Agreement. The Investor, for itself and on behalf of each Exchanging Investor, (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to exchange, sell, assign and transfer the Existing Notes to be exchanged pursuant to, and to enter into, this Agreement and perform all obligations required to be performed by the Investor or such Exchanging Investor under this Agreement; and (ii) has duly authorized, executed and delivered this Agreement.

(b) Power to Perform Obligations and Bind Accounts; Survival of Authority. If the Investor is exchanging any Existing Notes or acquiring any of the Exchange Consideration as a fiduciary or agent for one or more accounts (including any Accounts that are Exchanging Investors), then the Investor represents that it has (i) the requisite investment discretion with respect to each such account necessary to effect the Exchange; (ii) full power to make the representations, warranties and covenants set forth in this Section 5 on behalf of such account; and (iii) contractual authority with respect to each such account. All authority conferred in this Agreement will survive the dissolution of the Investor, and any representation, warranty, undertaking and obligation of the Investor under this Agreement will be binding upon the trustees in bankruptcy, legal representatives, successors and assigns of the Investor.

(c) Ownership of Existing Notes. Each of the Exchanging Investors is and, immediately before the Closing, will be the beneficial owner of the Existing Notes set forth on Exhibit A-1.

(d) Rule 144 Matters. Neither the Investor nor any other Exchanging Investor is, as of the date of this Agreement, or, at the Closing, will be, and, at no time during the three months preceding the date of this Agreement or preceding the Closing, was or will any of them be, a “person” that is an “affiliate” of the Company (as such terms are defined in Rule 144 under the Securities Act).

(e) Passage of Good Title; No Liens. When the Existing Notes are exchanged pursuant to this Agreement, the Company will acquire good, marketable and unencumbered title to the Existing Notes, free and clear of all Liens.

(f) Non-Contravention. The Exchange and the other transactions contemplated hereby to be performed by the Investor or any Exchanging Investor will not (i) contravene any law, rule or regulation binding on the Investor or such Exchanging Investor or any investment guideline or restriction applicable to the Investor or such Exchanging Investor; or (ii) constitute a breach or violation or result in a default under the organizational documents of the Investor or such Exchanging Investor or any material loan agreement, mortgage, lease or other agreement or instrument to which the Investor or such Exchanging Investor is a party or by which it is bound.

(g) Jurisdiction of Residence. The Investor and each Exchanging Investor is a resident of the jurisdiction set forth on Exhibit A-2 attached to this Agreement.

(h) Compliance with Certain Laws; No Consents. The Investor and each Exchanging Investor will comply with all applicable laws and regulations in effect in any jurisdiction in which the Investor or any of the Exchanging Investors acquires any New Notes pursuant to the Exchange and will obtain any consent, approval or permission required for any such acquisition under the laws and regulations of any jurisdiction to which the Investor or any of the Exchanging Investors is subject or in which the Investor or any Exchanging Investor acquires any New Notes pursuant to the Exchange.

(i) Acknowledgement of Risks; Investment Sophistication. The Investor and each Exchanging Investor understands and accepts that the New Notes to be acquired in the Exchange involve risks. Each of the Investor and the Exchanging Investors has such knowledge, skill and experience in business, financial and investment matters that such person is capable of evaluating the merits and risks of the Exchange and an investment in the New Notes. With the assistance of each Exchanging Investor’s own professional advisors, to the extent that the Exchanging Investor has deemed appropriate, each Exchanging Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the New Notes and the consequences of the Exchange and this Agreement. Each Exchanging Investor has considered the suitability of the New Notes as an investment in light of its own circumstances and financial condition, and each of the Investor and the Exchanging Investor is able to bear the risks associated with an investment in the New Notes.

(j) No View to Distribution; No Registration. Each Exchanging Investor is acquiring the New Notes solely for such Exchanging Investor’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the New Notes in violation of the Securities Act. Each of the Investor and the Exchanging Investors understands that the offer and sale of the New Notes have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of the Investor and the Exchanging Investors and the accuracy of the other representations made by the Investor, for itself and on behalf of each Exchanging Investor, in this Agreement. Each of the Investor and the Exchanging Investors understands that the Company and its affiliates and agents are relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether the Exchange meets the requirements for such exemptions.

(k) Information Provided. The Investor and each Exchanging Investor acknowledges that no person has been authorized to give any information or to make any representation concerning the Company or the Exchange other than the Exchange Information and as contained in this Agreement, the Company’s information available on the SEC’s EDGAR system and the

Form of Indenture attached hereto as Exhibit D. The Company takes no responsibility for, and provides no assurance as to the reliability of, any other information that others may provide to the Investor or any Exchanging Investor.

(l) No Investment, Tax or Other Advice. The Investor confirms that it and each Exchanging Investor is not relying on any statement (written or oral), representation or warranty made by, or on behalf of, the Company, JWCA or any of their respective affiliates or agents as investment, tax or other advice or as a recommendation to participate in the Exchange and receive the Exchange Consideration in exchange for Existing Notes. The Investor confirms that it and each Exchanging Investor has read the New Notes Indenture and has not relied on any statement (written or oral) of the Company, JWCA or any of their respective affiliates or agents as to the terms of the New Notes. Neither the Company, JWCA nor any of their respective affiliates or agents is acting or has acted as an advisor to the Investor or any Exchanging Investor in deciding whether to participate in the Exchange and to exchange Existing Notes for the Exchange Consideration.

(m) Investment Decision Matters. The Investor confirms that none of the Company, JWCA or any of their respective affiliates or agents have (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the New Notes; or (ii) made any representation to the Investor or any Exchanging Investor regarding the legality of an investment in the New Notes under applicable investment guidelines, laws or regulations. In deciding to participate in the Exchange, each of the Investor and the Exchanging Investors is not relying on the advice or recommendations of the Company or JWCA, or their respective affiliates or agents, and has made its own independent decision that the terms of the Exchange and the investment in the New Notes are suitable and appropriate for it.

(n) Due Diligence. Each of the Investor and the Exchanging Investors is familiar with the business and financial condition and operations of the Company and has had the opportunity to conduct its own investigation of the Company and the New Notes. Each of the Investor and the Exchanging Investors has had access to and reviewed the Company’s information available on the SEC’s EDGAR system and such other information concerning the Company and the New Notes it deems necessary to enable it to make an informed investment decision concerning the Exchange. Each of the Investor and the Exchanging Investors has been offered the opportunity to ask questions of the Company and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Exchange.

(o) No Regulatory Agency Recommendation or Approval. Each of the Investor and the Exchanging Investors understands that no federal or state agency has passed upon the merits or risks of an investment in the New Notes or made any recommendation or endorsement, or made any finding or determination concerning the fairness or advisability, of such investment or the consequences of the Exchange and this Agreement.

(p) Qualified Institutional Buyer Status. Each Exchanging Investor and each account for which it is acting is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Each of the Investor and the Exchanging Investors agrees to furnish any additional information reasonably requested by the Company or any of its affiliates or agents to assure compliance with applicable U.S. federal and state securities laws in connection with the Exchange.

(q) Mutual Negotiation. The Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Investor and the Company. The Investor was given a meaningful opportunity to negotiate the terms of the Exchange. The Investor had a sufficient amount of time to consider whether to participate in the Exchange, and neither the Company nor JWCA, nor any of their respective affiliates or agents, has placed any pressure on the Investor to respond to the opportunity to participate in the Exchange. The Investor’s and each Exchanging Investor’s participation in the Exchange was not conditioned by the Company on the Investor or any Exchanging Investor’s exchange of a minimum principal amount of Existing Notes for the Exchange Consideration.

(r) Financial Adviser Fee. The Investor acknowledges that it and each Exchanging Investor understands that the Company intends to pay JWCA a fee in respect of the Exchange.

(s) Additional Documentation. The Investor will, upon request, execute and deliver, for itself and on behalf of any Exchanging Investor, any additional documents that the Company, the Existing Notes Trustee or the New Notes Trustee may reasonably request to complete the Exchange.

(t) Bring-Down of Representations and Warranties. Except to the extent that the Investor notifies the Company in writing to the contrary at or before the Closing, each of the Investor’s representations and warranties, on behalf of itself and each Exchanging Investor, contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

(u) Settlement Instructions. No later than one (1) business day after the date hereof, the Investor agrees to deliver to the Company settlement instructions substantially in the form of Exhibit A-2 attached to this Agreement for each of the Exchanging Investors.

(v) Wall-Cross Matters. The Investor acknowledges and agrees that it and each Exchanging Investor has not transacted, and will not transact, in any securities of the Company, including, but not limited to, any hedging transactions, from the time the Investor was first contacted by the Company or JWCA with respect to the transactions contemplated by this Agreement until after the Release Time. Solely for purposes of this Section 5(v), subject to the Investor’s compliance with its obligations under U.S. federal securities laws and the Investor’s internal policies, (i) “Investor” will not include any employees or affiliates of the Investor that are effectively walled off by appropriate “Fire Wall” information barriers approved by the Investor’s legal or compliance department; and (ii) the foregoing representations and covenants of this Section 5(v) will not apply to any transaction by or on behalf of an account that was effected without the advice or participation of, or such account’s receipt of information regarding the transactions contemplated hereby provided by, the Investor.

(w) No Reliance on JWCA; Related Matters. The Investor acknowledges and agrees that JWCA has not acted as a financial advisor or fiduciary to the Investor or any Exchanging Investor and that JWCA and its directors, officers, employees, representatives and controlling persons have no responsibility for making, and have not made, any independent investigation of the information contained herein or in the Company’s SEC filings and make no representation or warranty to the Investor or any Exchanging Investor, express or implied, with respect to the

Company, the Existing Notes or the Exchange Consideration or the accuracy, completeness or adequacy of the information provided to the Investor or any Exchanging Investor or any other publicly available information, nor will any of the foregoing persons be liable for any loss or damages of any kind resulting from the use of the information contained therein or otherwise supplied to the Investor or any Exchanging Investor.

Section 6. Conditions to Obligations of the Parties.

(a) Conditions to the Company’s Obligations. The obligation of the Company to deliver the Exchange Consideration is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent: (i) the representations, warranties and covenants of the Investor, for itself and on behalf of the Exchanging Investors, in Section 5 hereof are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing; (ii) and all covenants of the Investor or any Exchanging Investor in Section 5 to be performed at or before the Closing have been performed; and (iii) the conditions precedent set forth in Section 3(b)(iii)(3) and the receipt by the Company of a valid DWAC Withdrawal and New Notes DWAC Deposit, in each case conforming to the requirements set forth in this Agreement.

(b) Conditions to the Investor’s Obligations. The obligation of the Investor, on behalf of the Exchanging Investors, to deliver (or cause to be delivered) the Existing Notes is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent:

(i) the representations, warranties and covenants of the Company in Section 4 are true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing;

(ii) all covenants of the Company in Section 4 to be performed at or before the Closing have been performed;

(iii) the New Notes Indenture and the New Notes shall have been duly and validly authorized, executed and delivered by all of the parties thereto; and

(iv) the Investor shall have received a written opinion of Latham & Watkins LLP, counsel to the Company, (A) dated as of the Closing Date, (B) addressed to the Investor and the Exchanging Investors and (C) in form and substance reasonably satisfactory to the Investor.

Section 7. The Release Time.

(a) Exchange Information. As of the date of this Agreement, the Company is not aware of, and has not provided to the Investor, any material non-public information regarding the Company or its securities, other than any material non-public information relating to the Exchange, concurrent repurchases of the Existing Notes and certain financial information shared with the Investor in connection with the “wall cross” process with respect to the Company’s fiscal quarter ended June 30, 2024 (the “Exchange Information”).

(b) Release Time. The Company agrees to publicly disclose at or before 8:30 a.m., New York City time, on the first business day after the date of this Agreement (such time and date, the “Release Time”), the Exchange Information and the exchange of the Existing Notes contemplated by this Agreement and similar exchange or repurchase agreements in a press release or Current Report on Form 8-K (the “Disclosure Document”); provided that any such press releases and filings shall be provided to the Exchanging Investor in advance and the Company shall provide the Exchanging Investor a reasonable opportunity to comment on such documents and shall incorporate any such comments in good faith. Except as required by law, the Company shall not disclose the name of the Exchanging Investor or its affiliates in any public manner (including in any press release or Current Report on Form 8-K) without first providing such press release or Current Report on Form 8-K to the Exchanging Investor in advance and providing the Exchanging Investor a reasonable opportunity to comment on such documents and incorporating any such comments in good faith. The Company acknowledges and agrees that, as of the Release Time, none of the information provided by or on behalf of the Company to the Investor or any Exchanging Investor in connection with the Exchange will constitute material non-public information. In addition, effective upon the earlier of (i) the issuance of the Disclosure Document and (ii) the Release Time, the Company acknowledges and agrees that any and all confidentiality obligations and prohibitions on trading or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, without limitation, JWCA, on the one hand, and the Investor, any Exchanging Investor or any of their affiliates, on the other hand, including, without limitation, the “wall cross email,” shall terminate and be of no further force or effect. The Company understands and confirms that each of the Investor and any Exchanging Investors will rely on the foregoing representations in effecting transactions in securities of the Company.

Section 8. Tax Matters.

(a) The Company and the Investor intend that the exchange of the Existing Notes for Exchange Consideration pursuant to this Agreement constitutes a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company and the Investor shall, and shall cause their Affiliates to, report all income Tax matters with respect to the Exchange and the New Notes consistent with such intended tax treatment, and shall not take any action or file any Tax return, report or declaration inconsistent therewith, unless otherwise required by final determination within the meaning of Section 1313 of the Code.

(b) The Investor acknowledges that, if an Exchanging Investor is a United States person for U.S. federal income tax purposes, then the Company must be provided with a correct taxpayer identification number (generally, a person’s social security or federal employer identification number) and certain other information on a properly completed and executed IRS

Form W-9, which is provided herein on Exhibit C attached to this Agreement. The Investor further acknowledges that, if an Exchanging Investor is not a United States person for U.S. federal income tax purposes, then the Company must be provided with the appropriate properly completed and executed IRS Form W-8, attesting to that non-U.S. Exchanging Investor’s foreign status and certain other information, including information establishing an exemption from withholding under Sections 1471 through 1474 of the Code. The Investor further acknowledges that any Exchanging Investor may be subject to 30% U.S. federal withholding or 24% U.S. federal backup withholding on certain payments or deliveries made to such Exchanging Investor unless such Exchanging Investor properly establishes an exemption from, or a reduced rate of, such withholding or backup withholding. Without limiting the generality of the foregoing, each Exchanging Investor hereby represents that it is able to receive any Exchange Consideration hereunder (including any amounts attributable to accrued unpaid interest) without any U.S. withholding tax and is entitled to provide U.S. tax forms and required attachments indicating the same (including, where relevant, any certifications indicating that the Exchanging Investor fulfills the requirements of “portfolio interest exemption” as indicated in Exhibit C).

Section 9. Miscellaneous.

(a) Waiver; Amendment. Neither this Agreement nor any provisions hereof may be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

(b) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by either the Company, on the one hand, or the Investor or any Exchanging Investor, on the other hand, without the prior written consent of the other party.

(c) Further Instruments and Acts. Each of the parties to this Agreement agrees to execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Agreement.

(d) Waiver of Jury Trial. EACH OF THE COMPANY, THE INVESTOR AND THE EXCHANGING INVESTORS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

(f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which together will be deemed to be one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including pdf format) will be effective as delivery of a manually executed counterpart hereof.

(h) Notices. All notices and other communications to the Company provided for herein will be in writing and will be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as the Company may have hereafter specified by notice in writing to the Investor): BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Suite 100, Austin, Texas 78726, Attention: General Counsel.

All notices and other communications to the Investor or any Exchanging Investor will be in writing and will be deemed to have been duly given if delivered personally or sent by nationally recognized overnight courier service or by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as the Investor or any Exchanging Investor may have hereafter specified by notice in writing to the Company), provided that each such notice must also be delivered by electronic mail:

Lynrock Lake Master Fund LP

c/o Lynrock Lake LP

2 International Dr Suite 130

Rye Brook, New York 10573

Attention: Cynthia Paul; Michael Manley; Operations

Email: [***]; [***]; and [***]

(i) Binding Effect. The provisions of this Agreement will be binding upon and accrue to the benefit of the parties hereto and the Exchanging Investors and their respective heirs, legal representatives, successors and permitted assigns.

(j) Notification of Changes. The Investor covenants and agrees to notify the Company upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of the Investor, made on behalf of itself and each Exchanging Investor, contained in this Agreement to be false or incorrect.

(k) Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(l) Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the specific subject matter covered hereby, and supersedes in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

(m) Reliance by JWCA; Third Party Beneficiary. JWCA, acting as financial advisor to the Company, may rely on each representation and warranty of the Company and of the Investor, made on behalf of itself and each Exchanging Investor, herein or pursuant to the terms hereof with the same force and effect as if such representation or warranty were made directly to JWCA. JWCA will be a third-party beneficiary of this Agreement to the extent provided in this Section 9(m).

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

Investor:

Lynrock Lake Master Fund LP

By: Lynrock Lake Partners LLC, its general partner

By: /s/ Cynthia Paul

Name: Cynthia Paul

Title: Member

[Signature Page to Exchange Agreement]

BigCommerce Holdings, Inc.

By: /s/ Daniel Lentz

Name: Daniel Lentz

Title: Chief Financial Officer

[Signature Page to Exchange Agreement]